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                                                                  EXHIBIT (10)h.

                                  GENESCO INC.

                              AMENDED AND RESTATED
                         EVA INCENTIVE COMPENSATION PLAN

1. PURPOSE.

The purposes of the Genesco Inc. EVA Incentive Compensation Plan ("the Plan") are to motivate and reward excellence and teamwork in achieving maximum improvement in shareholder value; to provide attractive and competitive total cash compensation opportunities for exceptional corporate and business unit performance; to reinforce the communication and achievement of the mission, objectives and goals of the Company; to motivate managers to think strategically (long term) as well as tactically (short term); and to enhance the Company's ability to attract, retain and motivate the highest caliber management team. The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards, subject to the terms and conditions of the Plan and the discretion of the Compensation Committee of the board of directors of the Company.

2. AUTHORIZATION.

On February 24, 2004, the Compensation Committee approved the Plan. On April 26, 2005, the Committee amended the Plan.

3. SELECTION OF PARTICIPANTS.

Participants shall be selected annually by the Chief Executive Officer from among full-time employees of the Company who serve in operational, administrative, professional or technical capacities. The participation and target bonus amounts of Company officers and the Management Committee shall be approved by the Compensation Committee with the advice of the Chief Executive Officer. The Chief Executive Officer shall not be eligible to participate in the Plan.

The Chief Executive Officer shall annually assign participants to a Business Unit. For participants whose Business Unit consists of more than one profit center, the Chief Executive Officer shall determine in advance the relative weight to be given to the performance of each profit center in the calculation of awards. If a participant is transferred to a different business unit during the Plan Year he or she shall be eligible to receive a bonus for each of the Business Units to which the participant was assigned during the Plan Year, prorated for the amount of time worked in each assignment, unless the Chief Executive Officer determines that a different proration is warranted in the circumstances.

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In the event of another significant change in the responsibilities and duties of a participant during a Plan Year, the Chief Executive Officer shall have the authority, in his sole discretion, to terminate the participant's participation in the Plan, if such change results in diminished responsibilities, or to make such changes as he deems appropriate in (i) the target award the participant is eligible to earn, (ii) the participant's applicable goal(s) and (iii) the period during which the participant's applicable award applies.

4. PARTICIPANTS ADDED DURING PLAN YEAR.

A person selected for participation in the Plan after the beginning of a Plan Year will be eligible to earn a prorated portion of the award the participant might have otherwise earned for a full year's service under the Plan during that Plan Year, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of the award, if any, earned by such participant for such Plan Year shall be based on the number of full months of the Plan Year during which the employee participated in the Plan.

5. DISQUALIFICATION FOR UNSATISFACTORY PERFORMANCE.

Any participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company's Policy on Legal Compliance and Ethical Business Practices shall not be eligible to receive an award under the Plan in the current Plan Year. The participant shall be eligible to be considered by the Chief Executive Officer for reinstatement to the Plan in subsequent Plan Years. Any determination of unsatisfactory performance or of violation of the Company's Policy on Legal Compliance and Ethical Business Practices shall be made by the Chief Executive Officer. Participants who are found ineligible for participation in a Plan Year due to unsatisfactory performance will be so notified in writing prior to October 31 of the Plan Year.

6. TERMINATION OF EMPLOYMENT.

A participant whose employment is terminated voluntarily or involuntarily, except by reason of death, medical disability or voluntary retirement, prior to the end of a Plan Year shall not be eligible to receive an award under the Plan. A participant who voluntarily retires, is on medical leave of absence or the estate of a participant who dies during the Plan Year will be eligible to receive the sum of a prorated portion of the award (positive or negative) the participant would have otherwise received for a full year's service under the Plan, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year, and the participant's bonus bank (positive or negative). The amount of any award payable to such disabled or retired participant or the estate of such deceased participant shall be based on the number of full months of the Plan Year during which the disabled, retired or deceased employee was classified in the Company's payroll system as an active employee. A participant who has received or is receiving severance pay at the end of the Plan Year shall be considered a terminated employee and shall not be eligible to receive an award under the Plan.

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7. ECONOMIC VALUE ADDED ("EVA") CALCULATION

EVA for a Business Unit or the entire Company, as applicable, shall be the result of a Business Unit's or the Company's net operating profit after taxes less a charge for capital employed by that Business Unit or the Company. The Company will track the change in EVA by Business Unit over each Plan Year for the purpose of determining bonus as further described below.

8. AMOUNT OF AWARDS.

Participants are eligible to earn cash awards based on (i) change in EVA for a Business Unit and (ii) achievement of individual Performance Plan Goals to be approved by the Chief Executive Officer prior to March 31 of each Plan Year. Prior to the beginning of each Plan Year, the Chief Executive Officer will establish for each Business Unit and for the Company as a whole target levels of expected changes in EVA for each Business Unit and for the Company for such Plan Year and a range of multiples to be applied to the participant's target bonus based on actual performance for the Plan Year. The multiple related to Business Unit performance is referred to as the "Business Unit Multiple." If a participant's Business Unit is comprised of more than one profit center, the Chief Executive Officer shall determine the relative weight to be assigned to each profit center's Business Unit Multiple. The Business Unit Multiple for such participant shall be the weighted average of the Business Unit Multiples for each profit center comprising the participant's Business Unit. The multiple related to the performance of the Company as a whole is referred to as the "Corporate Multiple." The Corporate Multiple and Business Unit Multiples may be positive or negative and may consist of whole numbers or fractions. Not later than March 31 the Plan Year, the participant and the participant's supervisor shall agree on a set of strategic performance objectives for the participant for the Plan Year (the "Performance Plan Goals").

The "Declared Bonus" shall be determined as follows:

For participants who are Business Unit Presidents, the Declared Bonus shall equal the sum of (A) the Business Unit Multiple times one-half the participant's target bonus plus (B) the Corporate Multiple times one-quarter of the participant's target bonus plus (C) the percentage of the participant's achievement of his or her Performance Plan Goals determined by the participant's supervisor (the "Performance Plan Percentage") times one-quarter of the participant's target bonus times the Business Unit Multiple; provided, however that if the Business Unit Multiple is a negative number, the Performance Plan Percentage shall be 100%.

For other Business Unit participants, the Declared Bonus shall equal the sum of
(A) the Business Unit Multiple times 75% of the participant's target bonus plus
(B) the Business Unit Multiple times 25% of the participant's target bonus times the Performance Plan Percentage; provided, however that if the Business Unit Multiple is a negative number, the Performance Plan Percentage shall be 100%.

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For the Corporate Staff participants, the Declared Bonus shall equal the sum of
(A) the Corporate Multiple times 75% of the participant's target bonus plus (B) the Corporate Multiple times 25% of the participant's target bonus times the Performance Plan Percentage; provided that, if the Corporate Multiple is a negative number, the Performance Plan Percentage shall be 100%.

A participant's bonus payout at the end of the Plan Year shall be equal to the sum of: (i) the Declared Bonus, up to three times the participant's target bonus for the Plan Year plus (ii) one-third of the participant's Declared Bonus in excess of three times the target bonus, provided, however, that in years in which a positive Declared Bonus is earned but a negative bank balance exists to be repaid, 60% of the Declared Bonus will be credited to the negative bank.

A "Bonus Bank" shall be established for each participant each year and shall consist of: (i) the participant's positive Declared Bonus not distributed because of payout limitations or (ii) the participant's negative Declared Bonus, as applicable. The positive Bonus Bank established for each Plan Year shall be paid out in three equal annual installments beginning the year following the Current Plan year except that positive bank balances that exist from prior years will be fully netted against a negative award in the year the negative award is realized.

Any positive balance in the Bonus Bank shall be payable without interest promptly upon the Company's termination of the participant's employment without "Cause," or upon the participant's death or retirement. "Cause" for termination for purposes of this Plan means any act of dishonesty involving the Company, any violation of the Policy on Legal Compliance and Ethical Business Practices as then in effect, any breach of fiduciary duty owed to the Company, persistent or flagrant failure to follow the lawful directives of the board of directors or of the executive to whom the participant reports or conviction of a felony.

Nothing in this Plan (including but not limited to the foregoing definition of Cause) shall in any manner alter the participant's status as an employee at will or limit the Company's right or ability to terminate the participant's employment for any reason or for no reason at all. Upon termination for Cause or voluntary termination at the participant's instance, any unpaid portion of the "Bonus Bank" will be forfeited by the participant.

9. PAYMENT OF AWARDS.

Any awards payable under the Plan (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily retire during the Plan Year), other than the amount, if any, to be credited to the Bonus Bank, will be made in cash, net of applicable withholding taxes, as soon as reasonably practicable after the end of the Plan Year, but in no event prior to the date on which the Company's audited financial statements for the Plan Year are reviewed by the audit committee of the Company's board of directors. The positive Bonus Bank

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balance will be paid in cash, net of applicable withholding taxes, as soon as reasonably practicable after the date on which it becomes payable.

10. PLAN ADMINISTRATION.

The Chief Executive Officer shall have final authority to interpret the provisions of the Plan. Interpretations by the Chief Executive Officer which are not patently inconsistent with the express provisions of the Plan shall be conclusive and binding on all participants and their designated beneficiaries. It is the responsibility of the Vice President Human Resources & Administration
(i) to cause each person selected to participate in the Plan to be furnished with a copy of the Plan and to be notified in writing of such selection, the applicable goals and the range of the awards for which the participant is eligible; (ii) to cause the awards to be calculated in accordance with the Plan; and (iii) except to the extent reserved to the Chief Executive Officer or the Compensation Committee hereunder, to administer the Plan consistent with its express provisions.

11. NON-ASSIGNABILITY.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under the Plan. Any present or future right or expectancy to any such payment is non-assignable and shall not be subject to execution, attachment or similar process.

12. MISCELLANEOUS.

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment or to change any participant's duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither the Chief Executive Officer, the Vice President Human Resources & Administration, nor the Compensation Committee shall have any liability for any action taken or determination made under the Plan in good faith.

13. BINDING ON SUCCESSORS.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term Company, whenever used in the Plan, shall mean and include any such organization after the succession. If the subject matter of this Section 13 is covered by a change-in-control agreement or similar agreement which is more favorable to the participant than this Section 13, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.

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14. DEFINITIONS.

"EVA" means the economic value added to the Company during the Plan Year as determined by the net operating profit in a particular Business Unit as reflected on the Company's books for internal reporting purposes, reduced by the cost of capital.

"BUSINESS UNIT" means any of the Company's profit centers or any combination of two or more of the profit centers, which comprise Genesco Inc.

The "CHIEF EXECUTIVE OFFICER" means the president and chief executive officer of the Company.

The "COMPANY" means Genesco Inc. and any wholly owned subsidiary of Genesco Inc.

The "COMPENSATION COMMITTEE" means the compensation committee of the board of directors of the Company.

The "PLAN" means this EVA Incentive Compensation Plan for the Plan Year.

"PLAN YEAR" means the fiscal year of the Company ending January 31, 2007.

The "VICE PRESIDENT HUMAN RESOURCES & ADMINISTRATION" means the vice president Human Resources & Administration of Genesco Inc.

The "MANAGEMENT COMMITTEE" means executives of the Company with a direct reporting relationship to the Chief Executive Officer.

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